                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. 3)

                        Redhook Ale Brewery, Incorporated
--------------------------------------------------------------------------------


                                (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   757473 10 3

            --------------------------------------------------------

                                 (CUSIP Number)




                                Page 1 of 4 Pages

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
-----------------------------------------                                             -----------------------------------------
 CUSIP NO. 757473103                                             13G                                        PAGE 2 OF 4 PAGES
-----------------------------------------                                             -----------------------------------------

------------------------ -----------------------------------------------------------------------------------------------------
 1                       NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 Paul S. Shipman
------------------------ -----------------------------------------------------------------------------------------------------
 2                       CHECK THE APPROPRIATE BOX IF A MEMEBER OF A GROUP                                      (a) [  ]
                             Not Applicable                                                                     (b) [  ]
------------------------ -----------------------------------------------------------------------------------------------------
 3                       SEC USE ONLY
------------------------ -----------------------------------------------------------------------------------------------------
 4                       CITIZENSHIP OR PLACE OF ORGANIZATION
                             United State of America
------------------------ -----------------------------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
                                     538,350 shares
        NUMBER OF        -----------------------------------------------------------------------------------------------------
         SHARES          6   SHARED VOTING POWER
      BENEFICIALLY                   13,300 shares
        OWNED BY         -----------------------------------------------------------------------------------------------------
          EACH           7   SOLE DISPOSITIVE POWER
        REPORTING                    538,350 shares
         PERSON          -----------------------------------------------------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                                     13,300 shares
------------------------ -----------------------------------------------------------------------------------------------------
 9                       AGGREGATE AMOUNT BENEFICIALY OWNED BY EACH REPORTING PERSON
                              551,650 shares
------------------------ -----------------------------------------------------------------------------------------------------
 10                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                         CERTAIN SHARES*                                                                            [  ]
                              Not Applicable
------------------------ -----------------------------------------------------------------------------------------------------
 11                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                              7.18%
------------------------ -----------------------------------------------------------------------------------------------------
 12                      TYPE OF REPORTING PERSON*
                              IN
------------------------ -----------------------------------------------------------------------------------------------------

                 *SEE INSTRUCTIONS BEFORE FILING OUT

                          Page 2 of 4 Pages

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                                  SCHEDULE 13G

Item     1(a) Name of Issuer:
                  Redhook Ale Brewery, Incorporated

         1(b) Address of Issuer's Principal Executive Offices:
                  3400 Phinney Avenue North
                  Seattle, Washington 98103

Item     2(a) Name of Person Filing:
                  Paul S. Shipman

         2(b) Address of Principal Business Office or, if none,
                  Residence:
                  3400 Phinney Avenue North
                  Seattle, Washington 98103

         2(c) Citizenship:
                  United States of America

         2(d) Title of Class of Securities:
                  Common Stock

         2(e) CUSIP Number:
                  757473 10 3

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
                  Not Applicable.

Item     4    Ownership

         4(a) Amount beneficially owned:
              551,650 shares*

         4(b) Percent of Class:
              7.18%

         4(c) Number of shares as to which such person has:

              (i)      sole power to vote or to direct the vote:
                       538,350 shares*

              (ii)     shared power to vote or to direct the vote:
                       13,300 shares


*Includes 254,250 shares subject to options of which not all are fully vested as of December 31, 1999.

                                Page 3 of 4 Pages
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                  (iii)    sole power to dispose or to direct the disposition
                           of:
                           538,350 shares*

                  (iv) shared power to dispose or to direct the disposition of:
                           13,300 shares

Item     5        Ownership of Five Percent or Less of a Class:
                           If this statement is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
                           Not Applicable.

Item     6        Ownership of more than Five Percent on Behalf of Another
                  Person:
                           Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                           Not Applicable.

Item     8        Identification and Classification of Members of the Group:
                           Not Applicable.

Item     9        Notice of Dissolution of Group:
                           Not Applicable.

Item     10       Certifications:
                           Not Applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 14, 2000
                                      --------------------------------------
                                                      (Date)

                                                /s/ Paul S. Shipman
                                      --------------------------------------
                                                    (Signature)

                                      Paul S. Shipman/President/CEO/Chairman
                                      --------------------------------------
                                                   (Name/Title)

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